Shareholder meeting

On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 95,795,764 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                   WITHHELD
                           FOR                     AUTHORITY
James F. Carlin            93,325,907              2,469,857
Richard P. Chapman, Jr.    93,215,017              2,580,747
William H. Cunningham      93,295,720              2,500,044
Ronald R. Dion             93,357,783              2,437,981
Charles L. Ladner          93,227,363              2,568,401
Dr. John A. Moore          93,245,490              2,550,274
Patti McGill Peterson      93,296,056              2,499,708
Steven R. Pruchansky       93,347,228              2,448,536
James A. Shepherdson       93,319,481              2,476,283